Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Solera Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000	0.00014760	$14,760.00

	Total Offering Amounts					$100,000,000		$14,760.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fees Due							$14,760.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.